Exhibit 99.8

Summary of Mortgage Contract of Maximum Amount ( the “Contract”) Entered into by and between BAK International (Tianjin) Limited (the “Mortgager”) and Tianjin Branch, China Construction Bank (the “Creditor”) Dated January 16, 2012

Main contents:

•	Contract number: 12302012001;
•	In order to guarantee the indebtedness of BAK International (Tianjin) Limited (the “Obligor”) towards the Creditor under the Guaranty Agreement of Maximum Amount (reference no.: 12302012001) from January 16, 2012 to January 15, 2013, the Mortgager agrees to pledge its property to the Creditor.
•	Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation cost, lawyer’s fee, notification cost and public notice cost etc. which is incurred to the Creditor in realizing its creditor’s right.
•	Collaterals: The Mortgager agrees to pledge its land to the Creditor.

Headlines of the articles omitted:

•	Payment on demand
•	Occupancy of Collaterals
•	Mortgage insurance
•	Mortgage Registration
•	Realizing of Creditor’s Right
•	Declaration and Promise of the Mortgager
•	Fee
•	Amendment of the Contract
•	Disputation settlement
•	Attachment
•	Supplement articles
•	Validity